EXHIBIT 10.3

SALE AGREEMENT

Norberto Medina Zurinaga Office and

Interest in Quilichini, Oliver & Medina

-Valuation of Assets:

-Furniture and Equipment:

- Furniture and improvements, Office ARB	500
- Furniture and improvements, Office SBA	300
- Furniture and improvements, Office MG	100
- Furniture and improvements, Office NMZ	1,000
- Pcs (7)	500
- Software (Verdict, (500), RG Base (1,500))	2,000
- Network batteries (5)	125

-Library:

-JTS – Proc. Civil y Evidencia [Civil Procedure and Evidence]	150
-LPRA	500

-Legal Practice (Goodwill and Going Concern Value):

Clients:

-R-G Financial Corp. and affiliates

-VIG Leasing, S. E.

-VIG Leasing Corp. and affiliates

-Víctor Galán

-Suzuki del Caribe, Inc. and affiliates (except for DACO cases)

-Cond. Medina Center

($300,000 annual net income, according to income tax return, before taxes X 5 years) ÷ 3 =	$500,000
-RG Mortgage Corp: Escrituras cancelación [Release Instruments] ($120,000 X 5 years) ÷ 3 =	$200,000

$705,175

-Method of payment:

-Sale price to be paid in 25 consecutive payments of $28,207 each, starting on December 15, 2006, and from that point forward on the fifteenth of each subsequent third month, until the final and complete payment.

-Without interest, except for late payment, in which case the amounts due shall accrue interest at 6% annually.

-Notwithstanding the foregoing, starting with the payment due on December 15, 2007 and in the payment corresponding to December for each subsequent year, deferred from said payment shall be an amount equal to 50% of the additional tax liability that the total amount of the payments made to Seller during the year in question, including the deferred amount, represents for Buyer. As an example and based on an amortization of 15 years and payments to Seller during the year in question equal to $112,828, the tax liability of Buyer for the amount represented by these payments would be $21,719 and the deferred payment $10,860 ($112,828 less amortization of $705,175 over 15 years = $47,012, which would represent an additional reportable but not received income of $65,816, which at a tax rate of 33% would be $21,719, which divided by 2 = $10,860).

-Said deferred payment would be accumulated and would start to be paid with payment number 25 in quarterly payments that do not exceed $30,000 until the final and complete payment thereof.

-Price Reduction Adjustments:

-The sale price of the legal practice and goodwill will be reduced proportionally to the extent that the invoicing for fees of client accounts included in said practice during any of the next 10 semesters [semiannual periods] is less than $338,014.50 {(316,029 +240,000+120,000) ÷ 2} semiannually. The corresponding adjustment of the sale price shall be cumulative and performed semiannually in the payment corresponding to the next quarter and in the payments corresponding to subsequent quarters, if necessary. Any increase in the semiannual invoicing above the previously indicated amount of $338,014.50 that occurs during any of the 10 semesters following the date of this agreement shall not lead to an increase in the sale price. However, such increase, if it were to occur, shall be cumulatively credited to the sale price reduction adjustments that may have occurred previously in the payment corresponding to the next quarter and in the corresponding payments of subsequent quarters, if necessary.

-The calculation of fees for purposes of the foregoing calculation will be based on the accrual basis and not the cash basis.

-Notwithstanding the foregoing, any difference between the fees reported [accrual basis] and those actually received [cash basis] from clients by Buyer after 6 months from the date the invoice was submitted shall be adjusted in the next payment to Seller. If said invoice is collected after performing said adjustment, the adjustment shall be reversed in the next payment to Seller or if the last payment has already been made, within 10 days from receipt of the payment for the invoice of the client.

-Building:

-The parties shall liquidate the special company that is owner of office number 301 of the Esquire condominium, which is 50% of the building where the offices of QOM are located, such that the building passes to the ownership of Seller and Buyer in common property in the same proportion as their current respective share in the company to which it belongs (50:50).

-Except to the extent that Seller is the beneficiary of payments for the property taxes thereon, which will be incumbent upon Buyer to make, Seller shall not receive any income that may be generated from the lease of the building nor shall it contribute to the expenses for the upkeep, improvements, etc., while it is not occupying the building.

-Each party recognizes the right of first refusal that corresponds to the other party in the event that either of them subsequently decide to sell their share in the building.

-Effective date:

-The transfer of ownership of the assets sold hereunder is effective May 17, 2006. However, there was a transition period from that date until May 31, 2006, during which Seller was settling its affairs and transferring the administration of the Legal Practice sold hereunder to Buyer. All of the income and expenses that were generated until that date from the legal Practice will belong to Seller, even if they are received or paid at a later date, as applicable.

-Partnership name:

-This sale includes Seller’s entire interest in QOM.

-After June 1, 2006, the name of Medina was eliminated from the partnership name of the firm QOM.

In San Juan, Puerto Rico, on October 26, 2006.

/s/ Norberto Medina Zurinaga	/s/ Gilberto Oliver Vázquez
NORBERTO MEDINA ZURINAGA	GILBERTO OLIVER VÁZQUEZ
SELLER	BUYER

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